SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Giant Industries, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GIANT INDUSTRIES, INC.
23733 North Scottsdale Road
Scottsdale, Arizona 85255

Notice of 2004 Annual Meeting of Stockholders

Dear stockholder:

      Our 2004 annual meeting of stockholders will be held at 8:00 a.m. on April 29, 2004 at the Kingsmill Resort and Conference Center located at 1010 Kingsmill Road, Williamsburg, Virginia 23185. At the meeting you will be asked to:

1. Elect two directors to hold office until the 2007 annual meeting of stockholders,

2. Ratify the appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2004, and

3. Consider any other matters that may properly come before the meeting.

      Stockholders of record at the close of business on March 5, 2004, are entitled to vote at the meeting and at any adjournment of the meeting. A list of stockholders entitled to vote at the meeting will be open for inspection during ordinary business hours at our corporate headquarters building from April 19, 2004 to April 29, 2004. Our stockholders may inspect this list for any purpose related to the meeting.

      Details regarding admission to the meeting and the business to be conducted at the meeting are provided in the accompanying proxy statement. It is important that your shares be represented and voted whether or not you expect to attend the meeting in person. Therefore, please date, sign and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.

By Order of the Board of Directors

Fred L. Holliger
Chairman of the Board of Directors

Scottsdale, Arizona

March 15, 2004

GIANT INDUSTRIES, INC.

23733 North Scottsdale Road
Scottsdale, Arizona 85255

PROXY STATEMENT

The Annual Meeting

      Our board of directors is soliciting your proxy to encourage your participation in our upcoming annual meeting and to obtain your support on each of the proposals. You also may attend the meeting and vote your shares directly. Your vote is important. As a result, even if you do not attend in person, we encourage you to vote by proxy.

      This year we will hold the meeting on Thursday, April 29, 2004, at 8:00 a.m. We will hold it at the Kingsmill Resort and Conference Center located at 1010 Kingsmill Road, Williamsburg, Virginia 23185. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. We are first mailing this proxy statement and the proxy card to stockholders on or about March 19, 2004. We also are mailing our 2003 annual report to you with this proxy statement.

Questions and Answers About the Annual Meeting and Voting

What is the purpose of the meeting?

      At our annual meeting, stockholders will vote to elect two directors and ratify the selection of our independent auditors. In addition, management will report on our performance during 2003 and respond to questions from stockholders.

Who is entitled to vote at the meeting?

      The board has set March 5, 2004, as the record date for the annual meeting. If you were a stockholder at the close of business on March 5, 2004, you are entitled to vote at the meeting.

      As of the record date, 8,869,101 shares of our common stock were issued and eligible to vote at the meeting. There were 249 stockholders of record.

What are my voting rights?

      Holders of our common stock are entitled to one vote per share. Therefore, a total of 8,869,101 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

      In accordance with our bylaws, shares equal to at least one-half of the voting power of the outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	You are present and vote in person at the meeting, or

•	You have properly submitted a proxy card by mail.

How do I vote my shares?

      If you are stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card. If you hold your shares in “street name,” you must vote your shares through your broker or nominee. Your broker or nominee has enclosed or will otherwise provide to you a voting instruction card for your use in directing the broker or nominee how to vote your shares.

What is the difference between a stockholder of record and a “street name” holder?

      If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

      If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the stockholder of record with respect to those shares. You, however, are still considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described above under “How do I vote my shares?”.

What does it mean if I receive more than one proxy card?

      If you receive more than one proxy card, it means that you hold shares registered in more than one account or that more than one person in your household holds our shares. To ensure that all of these shares are voted, please sign and return each proxy card.

Can I vote my shares in person at the meeting?

      If you are stockholder of record, you may vote your shares in person by attending the meeting and completing a floor ballot. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

      If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the matters brought before the meeting?

      The election of directors requires the favorable vote of a majority of the shares of common stock entitled to vote. All other items being submitted to stockholders for a vote require the favorable vote of a majority of the shares of common stock represented and entitled to vote.

How are votes counted?

      For the election of directors, you may vote in favor of or withhold your vote from each nominee. If you withhold your vote, that will have the same effect as a vote against the nominee. You may abstain from voting on all proposals except the election of directors. We do not include abstentions in determining how many shares are represented for purposes of a quorum. If you abstain from voting on a proposal, that will have the same effect as a vote against the proposal.

      If you hold your shares in street name and do not provide voting instructions to your broker, bank or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. In this situation, a “broker non-vote” occurs. We do not count broker non-votes in determining whether a quorum is present or whether a proposal passes.

      Our transfer agent will count the votes. In advance of the meeting, we will appoint an election inspector to count all the votes cast at the meeting and to report on the results.

How does the board recommend that I vote?

      The board recommends a vote:

•	FOR the nominees for director, and

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2004.

What if I sign and return my proxy card but I do not specify how I want my shares voted?

      If you do not specify how you want to vote your shares on your proxy card, we will vote them:

•	FOR the nominees for director, and

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for 2004.

Can I change or revoke my vote after submitting my proxy?

      Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. You can change your vote in any of the following ways:

•	Delivering to our corporate secretary a written revocation notice with a date later than the date of the proxy,

•	Signing and delivering to our corporate secretary a later proxy relating to the same shares, or

•	Attending the meeting and voting in person. Please note that simply attending the meeting is not sufficient to revoke your proxy. To change or revoke your vote, you must submit a new proxy card or a written revocation at the meeting.

      The proxy holders will vote all properly submitted proxies that are not revoked.

How can I attend the meeting?

      Stockholders may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you will need proof of ownership in order to vote at the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.

Who pays for the cost of proxy preparation and solicitation?

      We are soliciting proxies by mail and we will pay the costs of soliciting these proxies. Our directors, executive officers and employees also may solicit proxies personally, by telephone or by mail. We may distribute proxy materials to the owners of our stock through brokers, custodians and other similar parties. We will reimburse them for their reasonable, out-of-pocket expenses for forwarding proxy materials to our stockholders.

Election of Directors

Nominees

      We currently have eight members on our board of directors. In September 2003, we increased the size of our board from seven to eight directors and the board elected Donald M. Wilkinson as a Class I director.

      Our board of directors is divided into three classes. As of March 1, 2004, there were three class I directors (Anthony J. Bernitsky, George M. Rapport and Donald M. Wilkinson), two class II directors (Fred L. Holliger and Brooks J. Klimley), and three class III directors (Larry L. DeRoin, Richard T. Kalen, Jr. and James E. Acridge). The term of each class of director is three years, with the term of one class expiring at each of our annual meetings of stockholders. The term of office of the class III directors expires at the 2004 annual meeting of stockholders.

      Our corporate governance and nominating committee recommended to the board that only Mr. DeRoin and Mr. Kalen be nominees for director at the annual meeting. Based on the committee’s recommendation, our board nominated Mr. DeRoin and Mr. Kalen for election to class III at the annual meeting. At the same time, the board approved a change in the size of the board to reduce the number of directors to seven effective at the annual meeting. Both Mr. DeRoin and Mr. Kalen have consented to being named as nominees and have indicated their intention to serve if elected. Both of the nominees are currently serving as directors and a brief description of their business experience is set forth below. Unless otherwise instructed, the proxyholders will vote for the election of Mr. DeRoin and Mr. Kalen. If for any reason either nominee should become unable to serve as a director, the proxyholders may vote for the election of a substitute nominee designated by the board.

Age (as of March 1, 2004), Principal Occupation and
Nominee	Business Experience

Larry L. DeRoin	Larry L. DeRoin, age 62, has served as one of our directors since June 2002. Mr. DeRoin also serves as a member of the audit committee and the corporate governance and nominating committee and is chairman of the compensation committee. Since September 2000, Mr. DeRoin has been the president of DeRoin Management, Inc., which provides investment, management and consulting services. From 1993 to September 2000, Mr. DeRoin was chairman and chief executive officer of Northern Border Partners, L.P., chairman of the management committee for Northern Border Pipeline Co., and president of Northern Plains Natural Gas Co.
Richard T. Kalen, Jr.	Richard T. Kalen, Jr., age 61, has served as one of our directors since December 1989. He has been the president and owner of Kalen & Associates, an executive search and consulting firm, since April 1988.

      The board of directors recommends a vote FOR its nominees for director.

Other directors and executive officers

      Our other directors whose terms will continue after the annual meeting and our executive officers are listed below:

	Age as of
Name	March 1, 2004	Position	Class(1)

Anthony J. Bernitsky	74	Director	I 2005
George M. Rapport	60	Director	I 2005
Donald M. Wilkinson	66	Director	I 2005
Fred L. Holliger	56	Director, Chairman and Chief Executive Officer	II 2006
Brooks J. Klimley	46	Director	II 2006
Morgan Gust	56	President
C. Leroy Crow	53	Executive Vice President of our Refining Group Strategic Business Unit
Jack W. Keller	59	President of Phoenix Fuel Strategic Business Unit
Robert C. Sprouse	47	Executive Vice President of our Retail Group Strategic Business Unit
S. Leland Gould	47	Executive Vice President, Governmental Affairs and Real Estate

	Age as of
Name	March 1, 2004	Position	Class(1)

Kim H. Bullerdick	50	Vice President, General Counsel, and Secretary
Mark B. Cox	45	Vice President, Treasurer, Chief Financial Officer, and Assistant Secretary
Roger D. Sandeen	58	Vice President, Chief Accounting Officer, and Assistant Secretary

(1)	Each director’s term of office expires in the year set forth opposite his name above. Each officer serves until his successor is chosen and qualified or until his earlier resignation or removal.

      Anthony J. Bernitsky has served as one of our directors since August 1996. Mr. Bernitsky also serves as a member of the audit committee and the corporate governance and nominating committee. Mr. Bernitsky has been a co-owner, director and the president of PoorBern Leasing Company since he founded it in 1982. PoorBern Leasing Company leases property used in a wholesale and retail gasoline business with service stations and convenience stores located in New Mexico and on the Navajo Indian Reservation to a third party that operates the business. Mr. Bernitsky also is a director of the New Mexico Petroleum Marketers Association.

      George M. Rapport has served as one of our directors since September 2001. Mr. Rapport also serves as chairman of the audit committee and as a member of the compensation committee. He currently is the senior vice president and chief financial officer of Nimir Petroleum Limited (“Nimir”), an international exploration and production company. From May 2001 to August 2001, Mr. Rapport was a financial advisor to Nimir. From 1993 to May 2001, he was a managing director — private banking for Chase Manhattan Bank in New York.

      Donald M. Wilkinson has served as one of our directors since September 2003. Mr. Wilkinson also serves as a member of the audit committee and the corporate governance and nominating committee. Since 1984, Mr. Wilkinson has been the chairman and chief investment officer of Wilkinson O’Grady & Co., Inc., a global asset management firm located in New York City that he co-founded in 1972. Mr. Wilkinson is a member of the Board of Visitors of the Virginia Military Institute and is chairman of the Board of Trustees for the Darden School of Business Management at the University of Virginia.

      Fred L. Holliger has served as one of our directors since we went public in October 1989 and as our chairman of the board and chief executive officer since March 29, 2002. From October 1989 to March 29, 2002, Mr. Holliger was our executive vice president and chief operating officer. Mr. Holliger joined us as senior vice president, and president of our refining division, in February 1989.

      Brooks J. Klimley has served as one of our directors since August 2002. Mr. Klimley also serves as a member of the audit committee and the compensation committee and is chairman of the corporate governance and nominating committee. Since 2001, Mr. Klimley has been a managing director at Citigroup Global Markets Inc. and its predecessor firm Salomon Smith Barney, and he currently is the co-head of the diversified industrials group. As co-head of the diversified industrials group, he is responsible for the global client management of a variety of large capitalization industrial companies. From 1998 to 2001, Mr. Klimley was senior managing director and co-head of the natural resources group for Bear, Stearns & Co., Inc., where he led origination and execution teams covering a broad range of natural resources companies. Mr. Klimley also is on the Board of Visitors of Columbia College in the City of New York.

      Morgan Gust has served as our president since March 29, 2002. From February 1999 to March 29, 2002, Mr. Gust served as our executive vice president. Mr. Gust joined the company in August 1990, and over the years served in various senior management positions for us, including vice president, vice president administration, general counsel, and corporate secretary.

      C. Leroy Crow has served as executive vice president of our refining group strategic business unit since March 2000. From February 1999 to February 2000, Mr. Crow served as our senior vice president, refinery operations and raw material supply. Mr. Crow joined us in June 1997 when we acquired Phoenix Fuel, and since then has served in various senior management positions for us, including senior vice president, operations division and vice president of operations.

      Jack W. Keller has served as the president of our Phoenix Fuel strategic business unit since its formation in February 1999. He also has served as the president of Phoenix Fuel since we acquired it in June 1997 and as chief operating officer of Phoenix Fuel since May 1998.

      Robert C. Sprouse has served as executive vice president of our retail group strategic business unit since April 2003. From January 2000 to April 2003, Mr. Sprouse served as our director of retail operations. From 1996 to January 2000, Mr. Sprouse held several management positions with Strasburger Enterprises, Inc., a retail management consulting company.

      S. Leland Gould has served as our executive vice president, governmental affairs and real estate since June 2002. From March 2002 to June 2002, Mr. Gould served as our executive vice president of retail operations. Mr. Gould joined us in August 2000 as vice president, strategic business development. Prior to August 2000, Mr. Gould was vice president and national sales manager for Wolf Camera, a photo retail store chain with 800 stores nationwide.

      Kim H. Bullerdick has served as our vice president and corporate secretary since December 1998 and our general counsel since May 2000. From December 1998 to May 2000, Mr. Bullerdick was our legal department director.

      Mark B. Cox has served as our vice president, treasurer, financial officer and assistant secretary since December 1998. On March 29, 2002, Mr. Cox was named chief financial officer.

      Roger D. Sandeen has served as our vice president, chief accounting officer and assistant secretary since July 2003. In January 2004, Mr. Sandeen was also named as our chief information officer. From January 2002 to July 2003, Mr. Sandeen was senior vice president and chief financial officer for Venerable Group, a privately-owned company involved in the real estate, business and information consulting and dental industries. From 2000 through 2001, Mr. Sandeen was an independent financial consultant to several organizations, including the Venerable Group. From 1989 to 2000, Mr. Sandeen was an executive officer for Xcel Energy, Inc., serving from time to time in various senior management positions, including chief financial officer, chief accounting officer and chief information officer.

About the board of directors

      Our board of directors meets throughout the year on a set schedule. The board also holds special meetings and acts by unanimous written consent from time to time as appropriate. Beginning with the regularly scheduled meeting following the upcoming annual meeting of stockholders, and periodically thereafter, the non-management members of the board will meet in executive session without management present. As provided in the corporate governance guidelines adopted by the board, the non-management directors will designate the director who will preside at the executive sessions.

      Our board held seven meetings during 2003. The board has established an audit committee, a compensation committee, and a corporate governance and nominating committee. In 2003, we also had a stock incentive plan committee, which administered our stock benefit plans. That committee was disbanded in May 2003 and its functions are now performed by our compensation committee. During 2003, all incumbent directors attended 75% or more of the aggregate of: (1) the total number of meetings of the board, and (2) the total number of meetings of all committees on which the director served.

      It is our policy that our board of directors should make every effort to attend the annual meeting. Last year, two members of the board attended the annual meeting.

Independent directors

      Our board has determined that it is comprised of a majority of individuals who are independent under the rules of the New York Stock Exchange and applicable federal law. The board has determined that, at a minimum, the following directors are independent: Anthony J. Bernitsky, George M. Rapport, Donald M. Wilkinson, Brooks J. Klimley and Larry L. DeRoin.

      In reaching that determination, the board affirmatively determined that the individuals it considers independent have no material relationship with us, either directly or as a partner, shareholder or officer of a company that has a relationship with us. In particular, the board determined that these individuals satisfied all of the following standards:

•	Neither they, nor any immediate member of their family, have ever been employed by us.

•	Neither they, nor any immediate member of their family, have ever received any direct compensation from us (director and committee fees were not considered compensation for this purpose).

•	Neither the director, nor any immediate family member, is employed by another company that makes payments to, or receives payments from, us for property or services in excess of $60,000 in any year.

•	They satisfy each of the bright-line standards of the New York Stock Exchange that must be met if a director is to be considered independent.

      Our directors on the audit committee meet the following additional two standards:

•	They have not accepted, directly or indirectly, any consulting, advisory or other compensatory fee from us other than (1) compensation for board or committee service, or (2) fixed amounts of compensation under a retirement plan for prior service that is not contingent on continued service.

•	They are not affiliated with us. By this we mean that the director does not directly, or indirectly through one or more intermediaries, control us, and is not controlled by, or under common control with, us. The director is not considered to be in control of us if (1) he is not the beneficial owner, directly or indirectly, of more than 10% of any class of our voting equity securities, and (2) he is not one of our executive officers.

About the committees of the board of directors

      Our board has an audit committee, a compensation committee, and a corporate governance and nominating committee. Each of the committees has a written charter that may be found on our website at www.giant.com. All of the members of each of our committees are independent directors as required by the New York Stock Exchange listing standards and applicable federal law. The following table presents information about each committee.

Audit Committee	The members of the committee are George M. Rapport (Chairman), Anthony J. Bernitsky, Larry L. DeRoin, Brooks J. Klimley, and Donald M. Wilkinson. The committee met nine times, either in person or by telephone, in 2003. Our board has determined that Mr. Rapport qualifies as an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission. Among other matters, the committee:

• Directly hires and replaces the independent auditors as appropriate.

• Evaluates the performance of, independence of, and pre-approves the services provided by, the independent auditors.

• Discusses the quality of our accounting principles and financial reporting procedures with management and our independent auditors.

• Reviews with management and our independent auditors our annual and quarterly financial statements and recommends to the board whether the annual financial statements should be included in our annual report.

• Oversees the internal auditing functions and controls.

• Established procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

A copy of the audit committee charter is attached as Appendix A.

Compensation Committee	The members of the committee are Larry L. DeRoin (Chairman), Brooks J. Klimley, and George M. Rapport. The committee met three times, either in person or by telephone, in 2003. Among other matters, the committee:

• Oversees the administration of our compensation programs.

• Sets the compensation for our chief executive officer and our president.

• Reviews the compensation of our executive officers.

• Prepares the report on executive compensation required by the rules of the Securities and Exchange Commission.

Corporate Governance and Nominating Committee	The members of the committee are Brooks J. Klimley (Chairman), Anthony J. Bernitsky, Larry L. DeRoin, and Donald J. Wilkinson. The committee was formed in January 2004 and replaced our former nominating committee. The old nominating committee did not meet during 2003 as its functions were performed by the full board. Among other matters, the new committee:

• Identifies individuals believed to be qualified to become members of our board and recommends to the board the nominees to stand for election as directors at the annual meeting.

• Makes recommendations to the board as to changes that the committee believes to be desirable to the size of the board and any committee of the board and to the types of committees of the board.

• Makes recommendations to the board regarding the composition of board committees.

• Develops and recommends to the board a set of corporate governance guidelines and reviews those guidelines at least once a year.

      In identifying and nominating candidates to the board, the corporate governance and nominating committee considers, among other factors, the following:

•	Personal qualities, including background and reputation, reflecting the highest personal and professional integrity. We seek individuals of exceptional talent and judgment. We also seek individuals with the ability to work with other directors and director nominees to build a board that is effective and responsive to the needs of the stockholders.

•	Current knowledge of (1) the communities in which we do business, (2) our industry, (3) other industries relevant to our business, or (4) other organizations of similar size.

•	Ability and willingness to commit adequate time to board and committee matters.

•	Diversity of viewpoints, background, experience and other demographics.

•	The individual’s agreement with our corporate governance guidelines.

Director candidates proposed by you

      The corporate governance and nominating committee may consider candidates recommended by our stockholders. If a stockholder wishes to propose a nominee for consideration by the committee, he or she may do so by submitting name(s) and supporting information to:

Giant Industries, Inc.

23733 N. Scottsdale Rd.
Scottsdale, AZ 85255
Attention: Corporate Secretary

      When submitting nominees for consideration, a stockholder should explain why the proposed nominee meets the factors that the corporate governance and nominating committee considers important. All candidates proposed will be evaluated by the same criteria regardless of who proposes the candidate.

Corporate governance guidelines

      In March 2004, the board adopted corporate governance guidelines. A copy of the corporate governance guidelines may be found on our website at www.giant.com. The guidelines set out our thoughts on, among other things, the following:

•	The role of our board and management.

•	The functions of our board and its committees and the expectations we have for our directors.

•	The selection of directors, the chairman of the board and chief executive officer.

•	Election terms, retirement of directors, and management succession.

•	Executive and board compensation.

•	Evaluating board performance.

•	Communications with the board.

Code of ethics

      We have adopted a code of ethics that applies to all of our directors, executives and employees. We have filed a copy of our code of ethics as Exhibit 14.1 to our annual report on Form 10-K for the year ended December 31, 2003. The code of ethics also is posted on our website at www.giant.com. We intend to report on Form 8-K all amendments to or waivers from the code of ethics that are required to be reported by the rules of the Securities and Exchange Commission.

Contacting the board

      If you wish to contact the board, you may do so by writing the board at:

Giant Industries, Inc.

23733 N. Scottsdale Rd.
Scottsdale, AZ 85255
Attention: Corporate Secretary (Board Matters)

      Our corporate secretary will forward your correspondence to the appropriate members of the board.

Compensation of directors

      Our non-employee directors receive the following compensation for serving as a director for us:

•	$1,500 per month or portion of a month served as a director.

•	$1,500 for each in-person meeting attended.

•	$500 for each telephonic meeting in which the director participates.

•	$750 for the chairman and $500 for each member for each in-person committee meeting attended.

      In addition, we reimburse all directors for reasonable, out-of-pocket expenses that they incur to attend our board and committee meetings.

Executive Compensation

      The following table sets forth the compensation we paid in the last three years to our chief executive officer and our four other most highly compensated executive officers. We will refer to these five persons as our “named executive officers”.

Summary Compensation Table

					Long-Term
					Compensation
	Annual Compensation				Awards

				Other Annual	Securities	All Other
		Salary	Bonus	Compensation	Underlying	Compensation
Name and Principal Position	Year	($)(1)	($)	($)	Options/SARS(#)	($)(2)

Fred L. Holliger	2003	$420,923	$295,000	(3)	40,000	$10,592
Chairman of the Board	2002	366,000	-0-	(3)	-0-	8,434
and Chief Executive	2001	360,577	300,000	(3)	27,000	8,151
Officer
Morgan Gust	2003	306,412	190,000	(3)	40,000	11,063
President	2002	271,300	-0-	(3)	-0-	8,434
	2001	267,269	300,000	(3)	27,000	8,151
Jack W. Keller	2003	183,692	90,000	(3)	-0-	11,592
President of the Phoenix	2002	180,000	55,000	(3)	24,000	8,284
Fuel Strategic Business	2001	177,038	50,000	(3)	17,500	8,180
Unit
Mark B. Cox	2003	169,616	90,000	(3)	-0-	9,680
Vice President, Chief	2002	146,812	-0-	(3)	18,000	8,684
Financial Officer and	2001	127,631	70,000	(3)	17,500	7,767
Treasurer
C. Leroy Crow	2003	198,462	55,000	(3)	-0-	11,546
Executive Vice	2002	180,000	-0-	(3)	20,000	8,284
President of Refining	2001	175,769	125,000	(3)	17,500	8,001
Group Strategic
Business Unit

(1)	Includes compensation deferred at the election of the named executive officer.

(2)	The amounts disclosed in this column for 2003 represent the following:

Description	Holliger	Gust	Keller	Cox	Crow

401(k) match	$6,000	$6,471	$7,000	$5,088	$6,954
Discretionary 401(k) contribution from us for 2002 made in 2003	4,592	4,592	4,592	4,592	4,592

(3)	No such compensation was paid other than perquisites and other personal benefits that have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10% of salary plus bonus.

      The following table sets forth information concerning options granted to our named executive officers in 2003.

Option Grants in Last Fiscal Year

Potential Realizable
Value at Assumed Annual
	Number of	Percent of			Rates of Stock Price
	Securities	Total Options			Appreciation for Option
	Underlying	Granted to	Exercise or		Term(2)
	Options	Employees in	Base Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Share)	Date	5%	10%

Fred L. Holliger	40,000	28.5%	$5.24	May 8, 2013	$131,816	$334,048
Morgan Gust	40,000	28.5%	$5.24	May 8, 2013	131,816	334,048
Jack W. Keller	-0-	N/A	N/A	N/A	N/A	N/A
Mark B. Cox	-0-	N/A	N/A	N/A	N/A	N/A
C. Leroy Crow	-0-	N/A	N/A	N/A	N/A	N/A

(1)	The options are exercisable at a price equal to the closing price of our common stock on the date of grant (May 9, 2003). One-half of each grant vests on May 9, 2004, and the remaining one-half vests on May 9, 2005.

(2)	The 5% and 10% assumed rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices of our stock.

      The following table provides information on option exercises during 2003 by our named executive officers and the value of their unexercised options at December 31, 2003.

Aggregated Option/SAR Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised In-
	Shares		Underlying Unexercised	the-Money Options/SAR
	Acquired On		Options/SARS at Fiscal	at Fiscal Year-End($)
	Exercise	Value	Year-End(#) Exercisable/	Exercisable/
Name	(#)	Realized($)	Unexercisable	Unexercisable(1)

Fred L. Holliger	-0-	-0-	77,000/40,000	$54,810/$269,600
Morgan Gust	-0-	-0-	77,000/40,000	$54,810/$269,600
Jack W. Keller	-0-	-0-	29,500/12,000	$145,085/$109,560
Mark B. Cox	-0-	-0-	26,500/9,000	$117,695/$82,170
C. Leroy Crow	-0-	-0-	27,500/10,000	$126,825/$91,300

(1)	Calculated based upon the difference between the closing market price per share for our common stock on December 31, 2003 ($11.98), as reported by the New York Stock Exchange, and the exercise price.

Employment agreements

      We have entered into employment agreements with Mr. Holliger, Mr. Gust and Mr. Cox. The employment agreements expire on December 11, 2006 but will automatically extend for successive one-year periods unless we or the executive gives notice of termination.

      Pursuant to the agreements, Mr. Holliger, Mr. Gust and Mr. Cox currently receive base salary at an annual rate as follows: Mr. Holliger — $450,000, Mr. Gust — $325,000 and Mr. Cox — $180,000. The amounts are subject to increase during the terms of the agreements as the board deems appropriate with respect to Mr. Holliger and Mr. Gust, and as the chief executive deems appropriate and the compensation committee approves with respect to Mr. Cox. The base salary for each executive may only be reduced in connection with an across-the-board reduction applicable to all of our senior executives. Each agreement provides that the executive is entitled to participate in any bonus or benefit plans that we make available to our senior executives.

      The following is a summary of the amounts or benefits each executive or his estate will receive from us if he is terminated under the circumstance noted. The complete agreements have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2003.

      (1) Employment of the executive is terminated (1) because of the executive’s death or disability, (2) by the executive without good reason, or (3) by us with cause, in each case either prior to a change of control or more than three years following a change in control:

•	Any unpaid base salary as of the termination date.

•	Reimbursement in accordance with our policies then in effect of any expenses incurred prior to termination.

•	Accrued and vested benefits due under our benefit plans.

•	Any discretionary bonus for a prior year that has been earned but not paid.

•	The right for one year following termination to exercise all vested stock options outstanding on the termination date.

      (2) Employment of the executive is terminated (1) within three years of a change of control (two years for Mr. Cox) or by the executive with good reason, or (2) upon the expiration of the term of the agreement within three years of a change of control (two years for Mr. Cox):

•	The amounts and benefits described in paragraph 1 above except the stock option benefit.

•	An amount equal to three times (two times for Mr. Cox) the sum of: (1) the base salary in effect at the time of termination, and (2) the average annual bonuses paid to the executive for the last three years (two years for Mr. Cox), but in no event less than 25% of the executive’s base salary.

•	The right for one year following termination to exercise all stock options, whether vested or unvested, outstanding on the termination date.

•	Reimbursement for certain taxes incurred by the executive as a result of receiving the above amounts.

      (3) Employment of the executive is terminated (1) by the executive for good reason, (2) by us without cause, or (3) because we gave notice of our intention not to renew the agreement when it expires, in each case either prior to a change of control or more than three years following a change of control (two years for Mr. Cox):

•	The amounts and benefits described in paragraph 1 above.

•	A lump sum equal to the executive’s base salary in effect at the time of termination.

Compensation Committee Report on Executive Compensation

      The following report of the compensation committee of the board on executive compensation shall not be deemed to be “soliciting material” or to be “filed‘ with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing made by us with the Securities and Exchange Commission, except to the extent that we specifically incorporate it by reference into any filing.

      The functions of the compensation committee include overseeing the administration of our compensation programs, setting the compensation for our chief executive officer and president, reviewing the compensation of executive officers, preparing any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission, and addressing any further compensation matters requested by the board. The compensation committee currently consists of three members of the board, each of whom the board has determined is independent.

      Our annual bonus plans generally include criteria for cash bonuses for key personnel who, by the nature and scope of their positions, significantly impact our overall results and success. We also have two stock plans — the 1989 Stock Incentive Plan and the 1998 Stock Incentive Plan. The purpose of the 1989 Stock Incentive Plan is to enable us to obtain and retain competent personnel who will contribute to our success by their ability, ingenuity and industry and to provide incentives to the participating officers and other key employees that are linked directly to increases in stockholder value. The purpose of the 1998 Stock Incentive Plan is to attract, retain and motivate officers and other key employees and consultants and to provide these persons with incentives and rewards for superior performance linked to our profitability increases in stockholder value.

      The committee considers the following major elements in establishing compensation for our executive officers:

(1)	The level of compensation paid to executive officers in similar positions by other companies. To determine whether pay is competitive, the committee, from time to time, compares our total compensation and benefits packages with those of other companies in the same or similar industries or with other similar attributes such as size or capitalization. Some, but not all, of these companies are included in the S&P Industrials Index and the S&P Energy Composite Index that are used for comparative purposes in the total return graph which follows this report. Many of the companies used in these indexes are engaged in different businesses than us and almost all are larger. The committee recognizes that our asset and business mix is rather unique given our relatively small size, making direct comparisons of compensation difficult. The committee also recognizes, however, that total compensation for similar positions must be competitive to attract and retain competent executives.

(2)	The individual performance of each executive officer. Individual performance includes any specific accomplishments of the executive officer, demonstration of job knowledge and skills, teamwork and demonstration of our core values.

(3)	The responsibility and authority of each position relative to other positions within our organization.

(4)	Corporate performance. Corporate performance is evaluated both subjectively and objectively. Subjectively, the committee discusses and makes its own determination of how we performed relative to the opportunities and difficulties we encountered during the year and relative to the performance of our competitors and business conditions. Objectively, corporate performance is measured by earnings, cash flow and other financial results compared to budgeted results.

(5)	Incentives for executive officers to make decisions and take actions that will increase the market value of our stock over the long term and that encourage our officers to remain with us as long-term employees.

      In the case of base salary and awards granted under the stock plans to executive officers, the application and weight given each of these factors is not done mechanically or quantitatively, but rather the committee uses its discretion, best judgment and the experience of its members to examine the totality of all of the relevant factors. In exercising this discretion, the committee believes that it generally tends to give greater weight to factors (1), (2), and (3) above in fixing base salary and any merit/ cost of living increase and to factor (5) in making awards under the stock plans. In applying factor (1), the committee believes that total compensation does not exceed the third quartile of amounts paid to equally competent employees in similar positions at other companies, after giving effect to the fact that we do not have a defined benefit or actuarial pension plan for executive officers while contributions by companies with these plans tend to be quite significant, and the belief that we have historically granted fewer stock options than appears to be the practice at other companies.

      In applying the foregoing compensation policies to the salaries of the chief executive officer (“CEO”) and the president during 2003, the committee authorized an increase in the CEO’s salary of $84,000, resulting in his base salary being increased from $366,000 per year to $450,000 per year, and an increase in the president’s salary of $53,700, resulting in his base salary being increased from $271,300 per year to $325,000 per year, both effective May 1, 2003. The committee authorized these increases after reviewing and considering the foregoing compensation policies, information on executive compensation paid by other companies, the performance and contribution of each, and various other information relating to compensation.

      For our executive officers, as well as for certain other key management employees, we adopted the 2003 Management Discretionary Bonus Plan. As to our CEO and president, the plan is administered by the compensation committee. As to all other eligible employees, the plan is administered by an administrative committee consisting of our CEO, president, and vice president of human resources. The plan provided for the accrual during 2003 of a pool of money from which bonuses could be paid based on an assessment by the administrative committee of our anticipated performance and other factors which it deemed appropriate. To fund the pool, we had to meet an earnings per share threshold for 2003. The committee determined that our earnings had exceeded the plan threshold and the bonus pool was funded.

      Cash bonuses awarded to plan participants under the plan were based on an evaluation of individual performance as reported to the administrative committee and a review of performance criteria, such as sales, operating earnings, operating expenses, net earnings, strategic accomplishments, and other factors as the administrative committee deemed appropriate. The actual bonus recommended, if any, was within the complete and sole discretion of the participant’s supervisor, and was subject to the final approval of the administrative committee in its sole discretion. In determining bonus awards, the administrative committee also could utilize factors such as a participant’s extraordinary service, completion of assigned goals, overall contribution to our success and commitment to our values. To receive a bonus, the participant had to be employed by us at the time the funds were awarded, which according to the plan could be no later than March 15, 2004.

      In determining the bonuses payable to the CEO and the president, the committee considered several elements of performance that had materially impacted our financial results in 2003 when compared with 2002. These included increased operating income, increased net income, increased earnings per share, and staying under the capital expenditures budget. The committee also considered that during the year our stock price had increased by more than 385%.

      In addition to the objective performance data, the committee also considered other major activities undertaken by senior management during the year that might not be reflected in the objective criteria. These included the progress made in meeting our debt reduction strategy, including meeting our goal of realizing $20-30 million from the sale of non-strategic assets in 2003, and the efforts made in pursuit of strategic acquisition projects. The committee also considered information on executive compensation paid by other companies, the specific performance and contributions of the CEO and the president, and the application of the criteria set forth in the plan.

      The compensation committee and the board reserve the right, in their sole discretion, to amend, modify or eliminate the annual bonus plan or its application or administration, in whole or in part, in future years. If the compensation committee determines to continue such a plan to future years, the elements of the plan will be adjusted to reflect the amount of earnings to be required before the plan becomes effective, the range of bonuses payable at various levels of earnings and other matters.

      In addition to cash bonuses, during 2003, certain of our officers and key employees, including the CEO and the president, were awarded stock options. The stock options are intended to qualify as “incentive stock options” under the Internal Revenue Code. In awarding the options, the compensation committee considered, among other things: (1) the contributions of each of the recipients to our success during 2003, and (2) the incentives that the potential stock options may create for the recipients to make decisions and take actions that will increase the market value of our stock over the long term and encourage these individuals to remain with us as long-term employees.

      Section 162 of the Internal Revenue Code includes a provision limiting tax deductions for certain executive compensation in excess of $1,000,000 for each executive. The committee has analyzed the impact of this tax law on our compensation policies, and has decided for the present to not modify our compensation policies based on this tax law. The committee will periodically reconsider its decision as circumstances dictate.

Compensation Committee:

Larry L. DeRoin (Chairman)
George M. Rapport
Brooks J. Klimley

Comparison of Cumulative Total Return Among the Company,

S&P Industrials Index, and S&P Energy Composite Index(1)

	Base
	Period
Company Index	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03

Giant Industries, Inc.	$100.00	$89.33	$78.00	$98.45	$31.47	$127.79
S&P Industrials-LTD	$100.00	$125.88	$105.42	$93.11	$70.85	$90.80
Energy-500	$100.00	$118.73	$137.34	$123.06	$109.37	$137.40

(1)	Assumes $100 invested on December 31, 1998, and dividends reinvested. Historical performance does not necessarily predict future results.

Compensation Committee Interlocks and Insider Participation

      During 2003, our compensation committee was comprised of Larry L. DeRoin (Chairman), Richard T. Kalen, Jr., Brooks J. Klimley, and George M. Rapport. Mr. Kalen resigned from the committee on March 6, 2004. No member of our compensation committee is or ever was an officer or employee of ours. In addition, during 2003, there were no compensation committee interlock relationships required to be disclosed pursuant to Item 402(j)(3) of Regulation S-K.

Security Ownership of Management

      The following table sets forth information concerning the beneficial ownership of our common stock as of March 12, 2004 (unless otherwise noted) by (1) each director and nominee for director, (2) each named executive officer, and (3) all executive officers and directors as a group. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law. Our only outstanding class of equity securities is our common stock.

			Options
			Exercisable
			Within 60				Total
			Days of				Beneficially	Percent
Name	Common Stock		March 12		401(k)(1)		Owned	of Class

Fred L. Holliger	23,927	(2)	97,000		11,841		132,768	1.48%
Morgan Gust	10,500	(3)	97,000		7,767		115,267	1.29%
Jack W. Keller	12,000		17,500		2,478		31,978	*
Mark B. Cox	0		26,500		2,616		29,116	*
C. Leroy Crow	10,000		17,500		2,478		29,978	*
Anthony J. Bernitsky	30,000	(4)	0	(5)	0	(5)	30,000	*
Donald M. Wilkinson	2,000		0	(5)	0	(5)	2,000	*
George Rapport	1,000		0	(5)	0	(5)	1,000	*
Richard T. Kalen, Jr.	100		0	(5)	0	(5)	100	*
Larry DeRoin	1,000		0	(5)	0	(5)	1,000	*
Brooks Klimley	0		0	(5)	0	(5)	0	*
James E. Acridge	300	(6)	0		0		300	*
Executive Officers and Directors as a Group (16 Persons)	94,952		288,500		41,089		424,541	4.64%

*	Less than 1%

(1)	The amount listed is the approximate number of our shares allocated to the Giant Stock Fund portion of the individual’s account in the Giant Industries, Inc. and Affiliated Companies 401(k) Plan (the “401(k)”) as of December 31, 2003. The Giant Stock Fund is composed primarily of our common stock and a small amount (approximately 5%) of short-term money market funds. Ownership in the Giant Stock Fund is measured in units rather than shares of common stock. Each 401(k) participant has the right to direct the 401(k) trustee to vote the participant’s proportionate share of the common stock underlying the units in the Giant Stock Fund. We determine a participant’s proportionate share by multiplying the total number of underlying shares held in the Giant Stock Fund by a fraction, the numerator of which is the number of underlying shares allocated to the participant and the denominator of which is the number of underlying shares allocated to all participants’ accounts as of the record date. The 401(k) trustee and the participants have shared dispositive power with respect to the underlying shares allocated to a participant’s account.

(2)	Includes 1,000 shares of common stock owned by Mr. Holliger’s minor child as to which Mr. Holliger disclaims beneficial ownership.

(3)	Includes 10,000 shares of common stock held in a trust in which Mr. Gust and his spouse are settlors, co-trustees and beneficiaries.

(4)	Shares are held in a living trust in which Mr. Bernitsky and his spouse are settlors, co-trustees and beneficiaries.

(5)	To date, non-employee directors have not participated in our stock incentive plans or the 401(k).

(6)	Mr. Acridge has informed us that he owns 100 shares of our stock. He has not, however, made any public filings of his share ownership since March 7, 2002, when he filed a Form 4 stating he was the owner of 1,400,695 shares of our common stock, including 200 shares owned by his wife as to which he disclaimed beneficial ownership. Based upon publicly available filings we obtained in the course of Mr. Acridge’s personal bankruptcy and information provided by our transfer agent, we believe that Mr. Acridge currently owns 300 shares of our stock, including the 200 shares owned by his wife as to which Mr. Acridge previously disclaimed beneficial ownership. We believe that the trustee appointed in his bankruptcy proceeding has the right to direct the voting of the shares owned directly by Mr. Acridge and controls the disposition of these shares.

Shares Owned By Certain Shareholders

      The following table sets forth information concerning the beneficial ownership of our common stock as of March 12, 2004 (unless otherwise noted) by each stockholder who is known by us to own beneficially in excess of 5% of our outstanding common stock. Except as set forth below, no other person or entity is known by us to beneficially own more than 5% of our outstanding common stock.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owners	Ownership	of Class

Fidelity Management Trust Company,	1,116,916	12.59%
as Trustee of Giant Industries, Inc.
401(k) Plan(1)
82 Devonshire Street, C8A
Boston, Massachusetts 02109
FMR Corp.(2)	886,600	10.09%
82 Devonshire Street
Boston, Massachusetts 02109
Dimensional Fund Advisors Inc.(3)	669,800	7.62%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

(1)	As of February 29, 2004.

(2)	As reported on a Schedule 13G, dated February 16, 2004, filed by FMR Corp. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is an investment adviser to various registered investment companies. One of these companies, Fidelity Low Priced Stock Fund, owns 886,600 shares of our common stock. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and Fidelity Low Priced Stock Fund each has sole power to dispose of our shares. Neither FMR Corp. nor Mr. Johnson, who is Chairman of FMR Corp., has the sole power to vote or direct the voting of our shares, as this power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Members of Mr. Johnson’s family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares are voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(3)	As reported on a Schedule 13G, dated February 6, 2004, filed by Dimensional Fund Advisors Inc. (“Dimensional”). The Schedule 13G states that Dimensional, a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to other commingled group trusts and separate accounts (as used in this paragraph only, collectively, the “Funds”). The Schedule 13G further states that in its role as investment advisor or manager, Dimensional possesses both voting and/or investment power over our stock owned by the Funds, and may be deemed to be beneficial owner of our stock held by the Funds. The Schedule 13G states that all of our stock reported in the Schedule 13G is owned by the Funds, and that Dimensional disclaims beneficial ownership of these securities.

Section 16(a) Beneficial Ownership Reporting Compliance

      The federal securities laws require our officers and directors, and persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. These individuals also are required to furnish us with copies of all reports they file. Based solely upon a review of the filings provided to us during 2003, or with respect to 2003, or written representations that no filings were required, we believe that, except as set forth below, each person who at any time during 2003 was a director, officer, or greater than 10 percent beneficial owner filed the required reports on a timely basis.

      As discussed more fully on page 18 above, the publicly available filings obtained by us in the course of Mr. Acridge’s personal bankruptcy proceeding indicate that a substantial number of Mr. Acridge’s shares of common stock have been sold. We believe that all of the sales transactions required the filing of a Form 4 or a Form 5. We do not believe any Form 4 or Form 5 filings were made. From the information available to us, however, it is unclear precisely how many reports were late or the number of transactions that were not reported on a timely basis.

Legal Proceedings

      On March 29, 2002, the board of directors terminated James E. Acridge as our president and chief executive officer, and replaced him as our chairman of the board. He remains on the board of directors. On July 22, 2002, Mr. Acridge filed a lawsuit in the Superior Court of Arizona for Maricopa County against a number of our officers and directors. The lawsuit was also filed against unidentified accountants, auditors, appraisers, attorneys, bankers and professional advisors. Mr. Acridge alleged that the defendants wrongfully interfered with his employment agreement and caused the board to fire him. The complaint sought unspecified damages to compensate Mr. Acridge for the defendants’ alleged wrongdoing, as well as punitive damages, and costs and attorneys’ fees. The complaint also stated that Mr. Acridge intended to initiate a separate arbitration proceeding against us, alleging that we breached his employment agreement and violated an implied covenant of good faith and fair dealing. The court subsequently ruled that the claims raised in Mr. Acridge’s lawsuit were subject to arbitration and the lawsuit was dismissed. Arbitration proceedings have not been initiated. Subsequent to the filing of the claims, Mr. Acridge filed for bankruptcy. The trustee appointed in the Chapter 11 bankruptcy proceeding has questioned whether the Superior Court should have stayed the lawsuit until after the arbitration was completed instead of dismissing it. Regardless, we believe that the officers and directors sued by Mr. Acridge are entitled to indemnification from us in connection with the defense of, and any liabilities arising out of, the claims alleged by Mr. Acridge.

      As discussed in more detail below under Indebtedness of Management, we have an outstanding loan to Mr. Acridge in the principal amount of $5,000,000. In the fourth quarter of 2001, we established a reserve for the entire amount of the loan plus interest accrued through December 31, 2001. In view of developments in the bankruptcy proceedings relating to Mr. Acridge described below, we have continued to maintain the reserve.

      In addition to Mr. Acridge’s personal bankruptcy filing, Pinnacle Rodeo LLC, Pinnacle Rawhide LLC, and Prime Pinnacle Peak Properties, Inc., three entities originally controlled by Mr. Acridge, have commenced Chapter 11 bankruptcy proceedings. A Chapter 11 trustee has been appointed in these cases. The four bankruptcy cases are administered together. We have filed proofs of claim in the bankruptcy proceedings seeking to recover amounts we believe are owed to us by Mr. Acridge, and the other entities, including amounts relating to the outstanding $5,000,000 loan. We also filed a complaint in the Acridge bankruptcy proceeding on July 31, 2003 in which we sought a determination that certain of the amounts we believe are owed to us by Mr. Acridge are not dischargeable in bankruptcy. The court has entered a default against Mr. Acridge in connection with our complaint. The court, however, has not yet ruled on whether we are entitled to receive any of the damages that we have requested. Even if the court decides that we can receive damages, we do not know whether we would be able to recover any of these damages from Mr. Acridge.

      The official committee of unsecured creditors for the bankruptcy cases filed a plan of reorganization on November 7, 2003. The plan describes a process for the liquidation of the estates and the payment of liquidation proceeds to creditors. It will only become effective if approved by the bankruptcy court. Under the committee’s plan, we would make a payment, which would have no material effect on our financial statements, for the benefit of unsecured creditors in the Acridge estate. Additionally, we would give up all of our claims against the estates, with the exception of a claim for our share of any assets of the Acridge estate that have not yet been identified. In return, the four estates would release us from all of their claims against us, if any. The plan would not preclude us from pursuing our non-dischargeability complaint against Mr. Acridge.

      In 2003, the trustee for the Acridge estate asked the bankruptcy court to permit him to engage in discovery to determine whether any claims against us, or persons or entities associated with us, may exist. The bankruptcy court authorized the Acridge trustee to take the deposition of three of our officers or directors and to obtain documents from them.

      In order for the committee’s plan to be approved, the committee must first obtain bankruptcy court approval of a disclosure statement which describes the plan and the process by which creditors can vote on the plan. The Acridge trustee and the unsecured creditors committee are working on a summary to be included in the disclosure statement containing each of their positions on whether the committee’s plan should be approved. We anticipate that this statement may not be sent out until after our three officers or directors are deposed.

      The trustee in the Prime Pinnacle proceeding filed a separate plan of reorganization. The Prime Pinnacle trustee initially indicated that he was going to object to the proof of claim that we filed in the Prime Pinnacle proceeding. In addition, the Prime Pinnacle trustee indicated that he was going to evaluate any possible preferential or fraudulent transfer of assets from Prime Pinnacle to us in satisfaction of debts owed by Mr. Acridge or his other entities. An agreement was subsequently reached between the Prime Pinnacle trustee, the unsecured creditors committee, and us. The committee agreed to carve out the Prime Pinnacle estate from the committee’s plan. We agreed not to receive any distribution on our unsecured claim against the Prime Pinnacle estate. The Prime Pinnacle trustee agreed to incorporate the terms of the committee’s settlement with us in the Prime Pinnacle plan and to release us from any claims the Prime Pinnacle estate may have against us. The Prime Pinnacle trustee’s agreement to release us and our agreement not to receive a distribution from the Prime Pinnacle estate are both conditioned upon the entry of a final court order, which is not subject to appeal, confirming the unsecured creditors committee’s plan.

      We do not know whether the unsecured creditors committee’s plan or the plan prepared by the Prime Pinnacle trustee will be approved. We also do not know whether or when creditors, including us, will receive any recovery on their debts from any of the four bankruptcy estates.

Certain Transactions

      Until August 16, 2001, when the lease was canceled, an entity formerly controlled by Mr. Acridge leased approximately 3,900 square feet of excess office space in our headquarters building. The entity owes us $64,440 plus interest and late charges under the terms of the lease. At present, these amounts remain unpaid and are included in the claims being made by us in the bankruptcy cases discussed above.

      We used to lease space that we then subleased to entities controlled by Mr. Acridge, including Prime Pinnacle. The landlord originally was a company controlled by Prime Pinnacle, but we now believe is wholly-owned by its former minority owner. Disputes had arisen with the current owner over the payment of rents due on the leases. The parties agreed to settle the disputes and the leases were terminated in June 2003. We have demanded reimbursement of amounts paid to resolve the dispute from one of the sublessees, and have also filed a proof of claim in the Prime Pinnacle bankruptcy discussed above for damages arising from the disputes. We do not know whether we will receive any of the amounts we are attempting to recover.

Indebtedness of Management

      In September 1998, we made a loan to Mr. Acridge. The loan was modified and extended on numerous occasions. As of December 31, 2001, we established a reserve for the entire amount of the loan plus interest accrued through December 31, 2001, and we have not recorded a receivable for any amounts relating to periods after December 31, 2001. The amount of the reserve is $5,409,344. The largest amount outstanding under the loan since January 1, 2003 was $6,423,938, which included $1,423,938 of interest. The amount outstanding as of March 1, 2004 was $6,423,938. Security for the loan consists of pledges of membership interests in Pinnacle Rawhide, which we believe owned real property and improvements in Scottsdale, Arizona, and Pinnacle Rodeo, which we believe owned all of the membership interests in Pinnacle Rawhide. In the course of the bankruptcy proceedings of those entities, the bankruptcy court permitted the principal lienholder on the real property to take back title to the property. In view of this development, we have continued to maintain the reserve established as of December 31, 2001. The full amount due under the loan is, however, included in the claims being made by us in the bankruptcy cases discussed above.

Audit Committee Report

      The following report of the audit committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filings made by us with the Securities and Exchange Commission, except to the extent that we specifically incorporate it by reference into any filing.

      In accordance with the written charter adopted by the board, the committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During 2003, our audit committee met nine times. Each member of the committee is independent under the standards maintained by the New York Stock Exchange and under applicable federal law.

      In discharging its oversight responsibility as to the audit process, the audit committee: (1) obtained from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” (2) discussed with the auditors any relationships that may impact their objectivity and independence, and (3) satisfied itself as to the auditors’ independence. The committee also discussed with management and the independent auditors the quality and adequacy of our internal controls. In addition, the committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

      The committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ audit of the financial statements.

      The committee reviewed and discussed our audited financial statements as of and for the year ended December 31, 2003 with management and the independent auditors. Our management has the responsibility for preparing the financial statements and the independent auditors have the responsibility for auditing those statements.

      Based on the review and discussions with management and the independent auditors described in the preceding three paragraphs, the committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The committee also decided to reappoint the independent auditors and the board concurred with this decision.

Audit Committee:

George M. Rapport (Chairman)
Anthony J. Bernitsky
Larry L. DeRoin
Brooks J. Klimley
Donald M. Wilkinson

Audit Fees

      The following table sets forth fees for services Deloitte & Touche LLP provided to us during 2003 and 2002:

	2003	2002

Audit fees(1)	$632,175	$780,297
Audit-related fees(2)	117,825	92,025
Tax fees(3)	58,996	56,462
All other fees(4)	0	832,671

Total	$808,996	$1,761,455

(1)	Represents audit fees for services in connection with the audit of our annual financial statements and review of our quarterly financial statements, and services related to Securities and Exchange Commission matters and filings.

(2)	Represents audit-related fees for services in connection with agreed-upon procedures and employee benefit plan audits. Fees in 2003 also include Sarbanes-Oxley Act Section 404 advisory services.

(3)	Represents fees for services provided in connection with our tax returns and for tax planning.

(4)	Includes $820,783 for financial information systems consulting services. No such services were provided in 2003.

      The audit committee has determined that the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining their independence. The audit committee approves in advance all audit and non-audit services provided by Deloitte & Touche LLP. The chairman, or in his absence, any other member of the audit committee also has delegated authority from the committee to pre-approve services provided by Deloitte & Touche LLP. In this case, the member pre-approving the services must report the pre-approval to the audit committee at its next meeting. During 2003, all services provided by Deloitte & Touche LLP were pre-approved by the audit committee in accordance with this policy.

Ratification of Appointment of Auditors

      We have selected Deloitte & Touche LLP, independent auditors, to audit our consolidated financial statements for 2004. Deloitte & Touche LLP has served as our independent auditors since we became a public company in 1989. We are asking our stockholders to ratify the appointment of Deloitte & Touche as independent auditors for 2004.

      In the event stockholders fail to ratify the appointment, the audit committee may reconsider this appointment. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders’ best interests.

      The audit committee has approved all services provided by Deloitte & Touche LLP. A member of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

      The board of directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors.

Stockholders’ Proposals

      We welcome comments or suggestions from our stockholders. In the event that you desire to have a proposal formally considered at the 2005 annual meeting of stockholders, and evaluated by the board for inclusion in the proxy statement for that meeting, the proposal must be received in writing by our corporate secretary at the address on the first page of this proxy statement on or before November 15, 2004.

      In the event you desire to present a proposal at our 2005 annual meeting without seeking to have the proposal included in our proxy statement, our proxies will not be allowed to use their discretionary voting authority in connection with the proposal if you provide a written statement to us telling us that you intend to deliver a proxy statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law to carry the proposal. The statement must be provided to us within the time period specified in our bylaws for the receipt of stockholder notices. Our bylaws provide that notice of your proposal must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the annual meeting. In the event, however, that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, your notice must be received by us not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs. Your notice to us must set forth as to each matter you propose to bring before the meeting:

•	A brief description of the business desired to be brought before the meeting.

•	The reasons for conducting the business at the meeting.

•	In the event that the business includes a proposal to amend either our certificate of incorporation or bylaws, the language of the proposed amendment.

•	Your name and address as they appear on our books.

•	The number of our shares you own.

•	Any material interest you have in the business.

      You also must include the statement in your filed proxy materials. Immediately after you solicit the percentage of stockholders required to carry the proposal, you must also provide us with a statement from a solicitor or other person with knowledge confirming that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law to carry the proposal. All statements should be sent in writing to our corporate secretary at the address set forth on the first page of this proxy statement.

Other Matters

      We are not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the annual meeting should be properly presented, the proxyholders will vote the shares represented by the proxy on the matter in accordance with their best judgment. If any matter not proper for action at the annual meeting should be presented, the proxyholders will vote against consideration of the matter or action on the matter.

BY ORDER OF THE BOARD OF DIRECTORS

Secretary, Vice President and General
Counsel

Scottsdale, Arizona

March 15, 2004

Giant Industries, Inc.

Audit Committee Charter
Adopted March 11, 2004

      1.     Members. The Board of Directors (the “Board”) of Giant Industries, Inc. (the “Company”) shall appoint an Audit committee of at least three members, consisting entirely of independent directors of the Board, and shall designate one member as chairperson or delegate the authority to designate a chairperson to the Audit Committee. Members of the Audit Committee shall be appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee. For purposes hereof, the term “independent” shall mean a director that the Board has determined meets the independence requirements of the New York Stock Exchange (“NYSE”) and applicable federal law, including the rules of the Securities and Exchange Commission (the “SEC”).

      Each member of the Audit Committee must be financially literate and at least one member must have accounting or related financial management expertise, as determined by the Board. In addition, at least one member of the Audit Committee shall be an “audit committee financial expert,” as determined by the Board in accordance with SEC rules.

      2.     Purposes. The purposes of the Audit Committee are to:

(i) assist the Board in discharging its oversight responsibility relating to: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the outside auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s outside auditor; and

(ii) prepare the Audit Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

      3.     Duties and Responsibilities. The Audit Committee shall have the following duties and responsibilities:

(i) Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the work of the outside auditor (including resolution of disagreements between management and the auditors regarding financial reporting). In this regard, the Audit Committee shall appoint and retain, compensate, evaluate, and terminate, when appropriate, the outside auditor, which shall report directly to the Audit Committee.

(ii) Obtain and review, at least annually, a report by the outside auditor describing: (i) the outside auditor’s internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditing firm, and any steps taken to deal with any such issues.

(iii) Approve in advance all audit services to be provided by the outside auditor. (By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been pre-approved.) The Audit Committee also shall periodically consider the advisability of rotating the Company’s outside auditors.

(iv) Establish policies and procedures for the engagement of the outside auditor to provide audit and permissible non-audit services, which shall include pre-approval of all permissible non-audit services to be provided by the outside auditor.

(v) Consider, at least annually, the independence of the outside auditor, including whether the outside auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the outside auditor describing any relationships between the outside auditor and the Company or any other relationships that may adversely affect the independence of the auditor. The Audit Committee shall present its conclusions with respect to the independence of the outside auditors to the Board.

(vi) Review with the outside auditor: (A) its audit plans and audit procedures, including the scope, fees and timing of the audit; (B) the results of the annual audit examination by the auditor and accompanying management letters; (C) any difficulties the auditor encountered in the course of its audit work, including any restrictions on the scope of the outside auditor’s activities or on access to requested information, any disagreements with management, and management’s responses; and (D) the results of the outside auditor’s procedures with respect to interim periods.

(vii) Review with management and the outside auditor the annual audited and quarterly financial statements of the Company, including: (A) analyses of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effects of alternative GAAP methods on the financial statements; (B) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical; (C) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations; (D) any major issues regarding the adequacy of the Company’s internal controls; (E) any special audit steps adopted in light of material control deficiencies; (F) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; and (G) all reports from the outside auditor required by SEC rules.

(viii) Recommend to the Board based on the review and discussion described in paragraphs (v)-(vii) above, whether the financial statements should be included in the Annual Report on Form 10-K.

(ix) Review the adequacy and effectiveness of the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Audit Committee by the outside auditor or management.

(x) Review the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon.

(xi) Review annually the scope and results of the Company’s internal audit program.

(xii) Review the types of information to be disclosed, and the type of presentation to be made, in earnings press releases and in financial information and earnings guidance provided to analysts and ratings agencies.

(xiii) Review the Company’s policies with respect to risk assessment and risk management, including a review of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

(xiv) Except as otherwise expressly delegated by the Board, oversee the Company’s compliance systems with respect to legal and regulatory requirements and review the Company’s codes of conduct and programs to monitor compliance with such codes.

(xv) Establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

(xvi) Establish policies for the hiring of employees and former employees of the outside auditor.

(xvii) Review with management and the outside auditor topics and events that may have significant financial impact on the Company or that are the subject of discussions between management and the outside auditor.

(xviii) Any other duties or responsibilities expressly delegated to the Audit Committee by the Board from time to time.

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      4.     Resources. The Audit Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist it in the performance of its functions and shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to any such advisors, as well as the payment of the Audit Committee’s own ordinary administrative expenses.

      5.     Meetings. The Audit Committee shall meet regularly, typically at least four times a year, and is empowered to hold special meetings as circumstances require. The meetings may be either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee shall periodically meet separately in executive session with each of management, the principal internal auditor of the Company, the outside auditor, and the general counsel. The Audit Committee shall report regularly to the Board with respect to its activities. A majority of the members of the Audit Committee shall constitute a quorum. Any action required or permitted to be taken at any meeting of the Audit Committee may be taken without a meeting if all the members of the Audit Committee consent thereto in writing, and the writings are filed with the minutes of the proceedings of the Audit Committee.

      6.     Responsibility of Management and the Independent Auditors. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department (or the contractor hired to perform this function for the Company) are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. While the Committee has the oversight responsibilities set out in this charter, it is not the Committee’s responsibility to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Further, in fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

      7.     Performance Evaluation. Annually, the Audit Committee shall produce and provide to the Board a performance evaluation of the Audit Committee and an assessment of the adequacy of the Audit Committee charter. The performance evaluation by the Audit Committee shall be conducted in such manner as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Audit Committee or any other member of the Audit Committee designated by the Audit Committee to make this report.

      8.     Equal Opportunity. The Audit Committee adheres to the Company’s policy of equal employment by prohibiting discrimination in hiring, promotion, compensation, and other conditions of employment.

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PROXY	GIANT INDUSTRIES, INC.	PROXY
23733 North Scottsdale Road
Scottsdale, Arizona 85255

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF GIANT INDUSTRIES, INC.

     Roger D. Sandeen, Mark B. Cox, and Kim H. Bullerdick, and each of them, are appointed proxies, with full power of substitution, to vote all of the stock of the undersigned shown on the reverse side hereof at the Annual Meeting of Stockholders of Giant Industries, Inc., to be held on Thursday, April 29, 2004, or at any postponement or adjournment thereof, with the same effect as if the undersigned were present and voting the stock on all matters set forth in the Notice of Annual Meeting of Stockholders, dated March 15, 2004, and the Proxy Statement, dated March 15, 2004, as directed on the reverse side hereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise directed, or if no direction is given, this Proxy will be voted FOR all of the nominees in Item 1, FOR Item 2 and in accordance with the best judgment of the proxies or any of them on any other matters which may properly come before the meeting.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED PREPAID ENVELOPE.

(Continued and to be signed on the other side.)

Giant Industries, Inc.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ■

     The Board of Directors recommends a vote FOR the nominees listed below and FOR Item 2.

1.	Election of Directors —

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
Nominees:	Larry L. DeRoin	☐	☐	☐
Richard T. Kalen, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below.)

2.	Ratification of the appointment of Deloitte & Touche LLP by the Board of Directors as the independent auditors of the Company and its subsidiaries for the fiscal year ending December 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

Dated:                                       , 2004

Signature(s)

Please date and sign exactly as your name or names appear herein. Persons signing in a fiduciary capacity or as corporate officers should so indicate.

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED PREPAID ENVELOPE.